Gander Mountain, Inc.
                P.O. Box 128, Highway W
               Wilmot, Wisconsin  53192
                Phone:  (414) 862-2331

AT THE COMPANY:                  AT THE FINANCIAL
RELATIONS BOARD:
Kenneth C. Bloom                 Michael Rosenbaum
Executive VP/                    875 N. Michigan Ave., Chicago, IL  60611
Chief Financial Officer          (312) 266-7800
(414) 862-3302

FOR IMMEDIATE RELEASE

    GANDER MOUNTAIN REORGANIZATION PLAN CLEARED BY
                        COURT;
   COMMENT PERIOD BEGINS FOR SHAREHOLDERS, CREDITORS

     Wilmot, Wisconsin, December 17, 1996 -- Gander
Mountain, Inc. (Nasdaq Bulletin Board: GNDR), has received clearance from the U.S. Bankruptcy Court in Milwaukee to send its reorganization plan, ballots and disclosure statement to creditors and shareholders for review and approval, the company announced today.

     Mailing of the materials to parties in the bankruptcy proceedings begins a review and comment period of approximately one month. Under the timetable approved by the court, objections to confirmation of the plan must be received prior to 4 p.m., central standard time, on Monday, January 13, 1997. The deadline for receipt of ballots is 4 p.m., central standard time, on Thursday, January 16, 1997. A hearing on confirmation of the plan has been scheduled for 9:30 a.m., central standard time, on Thursday, January 23, 1997, in Milwaukee, according to Gander
Mountain.

     Under the terms of the reorganization plan, the company's 12 retail stores and substantially all related assets of the business will be transferred to Holiday Companies which will pay a purchase price equal to all secured debt, administrative expenses of the bankruptcy (including post-petition liabilities), priority claims, reasonable post-confirmation expenses, plus $19,500,000. $18.5 million will be distributed among unsecured creditors, $500,000 paid pro rata to Gander Mountain preferred shareholders, and $500,000 paid pro rata to holders of Gander Mountain common stock.

     If, however, the holders of preferred stock oppose the Plan and it cannot be confirmed by the Court because of this opposition, there will be no distribution to preferred and common shareholders and the amount available to unsecured creditors will increase to $19 million. Unsecured claims of $1,000 or less, and claims that creditors reduce voluntarily to $1,000, will receive a one-time payment of 80% of their claims out of the funds available to unsecured creditors. After this payment, the balance will be distributed pro rata to other unsecured creditors with allowed claims.

     Gander Mountain, Inc. is a customer-oriented specialty retailer serving the outdoor recreation market. The company is recognized as a leader in providing functional outerwear, footwear and equipment for the hunting, fishing and camping enthusiast.

  For further information on Gander Mountain free of
                    charge via fax,
     dial 1-800-PRO-INFO and enter the number 001.

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